Exhibit 7.1
VOTING TRUST AGREEMENT
     THIS VOTING TRUST AGREEMENT (“Agreement”) is made and entered into as of the 16th day of February, 2006, by and between JOHN D. OIL AND GAS COMPANY, a Maryland corporation (the “Company” or “Depositary”), RICHARD M. OSBORNE, as trustee (the “Trustee”), and GREGORY J. OSBORNE (the “Beneficiary”).
     WHEREAS, the Beneficiary desires to grant to the Trustee, and the Trustee desires to accept, the right to vote and grant or withhold consents with respect to the 151,000 shares of common stock, par value $0.001 per share, of the Company owned by the Beneficiary (the “Stock”), by depositing the Stock into a voting trust that is controlled by the Trustee and that enables the Beneficiary to retaining the financial benefits and other rights and privileges attributable to ownership of the Stock;
     NOW, THEREFORE, in consideration of the premises set forth above, the promises hereinafter set forth and of other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. TERM OF THE VOTING TRUST.
          (a) The term of the irrevocable voting trust created by this Agreement (the “Voting Trust”) shall commence on the date that the Stock is first deposited with the Trustee pursuant to the terms of this Agreement (the “Commencement Date”) and shall terminate on the day prior to the tenth anniversary of the Commencement Date unless sooner terminated as provided herein or unless extended by the parties pursuant to the provisions of Section 1(b). The parties to this Agreement acknowledge and agree that the voting and consenting rights granted by the Beneficiary to the Trustee with respect to the Stock are coupled with an interest in the Stock.
          (b) At any time within one (1) year prior to the expiration date set forth in Section 1(a), or at any time within one (1) year prior to the date of expiration of the Voting Trust as theretofore extended, the Beneficiary may extend the term of the Voting Trust for an additional ten (10) years or for such lesser period of time as the Beneficiary may designate.
          (c) The Voting Trust shall terminate upon the agreement by all of the parties hereto to terminate the Voting Trust.
     2. DUTIES OF THE DEPOSITARY.
          (a) The Depositary is appointed as the agent of the Trustee to perform these duties:
               (1) If the Stock is evidenced by stock certificate(s), to receive and hold such stock certificate(s) delivered to the Trustee under this Agreement; and

               (2) to perform such other function or duties as may be provided for in this Agreement.
          (b) It shall be the duty of the Depositary to maintain a record of any stock certificate(s) delivered to the Trustee under this Agreement.
          (c) As the Trustee’s agent, the Depositary may perform any other of the Trustee’s functions, subject to the order of the Trustee.
          (d) The Depositary may resign by giving thirty (30) days’ written notice to the Trustee, and the Depositary may at any time be removed by written instrument signed by the Trustee and delivered to the Depositary. If a vacancy occurs in the position of Depositary, the Trustee may appoint a successor Depositary who shall be entitled to all the rights, authorities and powers of a Depositary under this Agreement.
     3. DEPOSIT OF STOCK.
          (a) Upon execution of this Agreement, the Beneficiary shall deliver to the Trustee the stock certificate(s) representing his Stock, if any (the “Certificate”).
          (b) Upon receiving the Certificate, the Trustee shall deliver it to the Depositary. Upon the written request of the Trustee, the Certificate will be cancelled and reissued to the Trustee in the name of the Beneficiary with a legend in substantially the following form:
NOTICE
THIS CERTIFICATE IS HELD SUBJECT TO A VOTING TRUST AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION AND IS OPEN TO INSPECTION BY THE HOLDER OF RECORD OF THIS CERTIFICATE AT ANY REASONABLE TIME.
THE SALE, ENCUMBERING OR OTHER DISPOSITION OF THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE IS RESTRICTED UNDER THE TERMS OF THE ABOVE-DESCRIBED VOTING TRUST AGREEMENT.
          (c) Despite any changes in the Trustee, the Certificate may be endorsed and transferred by any successor Trustee with the same effect as if endorsed and transferred by the Trustee who has ceased to act. The Trustee is authorized and empowered to cause any further transfer of the Stock to be made that may be necessary because of any change of persons holding the office of Trustee.
          (d) The Trustee shall have no authority to sell or otherwise dispose or encumber the Stock deposited pursuant to the terms of this Agreement.
          (e) The Beneficiary is entitled to sell any or all of the Stock upon written notice to the Depository. Upon the sale of the Stock by the Beneficiary other than a sale to or among the Beneficiary’s spouse, parents, siblings or lineal descendants (“Family Group”), or any trust for the benefit of the Beneficiary’s Family Group, the Voting Trust will terminate with respect to the stock that has been sold and a stock certificate for the stock that has been sold shall be reissued without the legend in Section 3(b) above in accordance with Section 8 of this Agreement. Any Stock remaining unsold shall continue to be subject to this Agreement.
          (f) Immediately following the receipt of the Certificate pursuant to Section 3(b), the Trustee shall hold the Certificate subject to the terms of this Agreement
     4. DIVIDENDS AND DISTRIBUTIONS.
          During the term of this Agreement, the Trustee shall promptly pay to the Beneficiary any and all cash dividends or distributions (including, without limitation, any liquidating distributions) paid by the Company to the Trustee with respect to the Stock; provided that all dividends or distributions made with respect to the Stock that are paid in the form of additional common stock of the Company shall be deposited with the Trustee as part of the Voting Trust and shall be treated as Stock subject to the terms and conditions of this Agreement.
     5. TITLE TO THE STOCK.
          Legal title to the Stock shall be vested in the Beneficiary and shall be recorded in the name of the Beneficiary on the books of the Company.
     6. RIGHTS AND DUTIES OF THE TRUSTEE.
          (a) The duties and obligations of the Trustee hereunder will be determined solely with reference to the express provisions of this Agreement.
          (b) The Trustee will not be liable to anyone whatsoever by reason of any error of judgment, any act done or step taken or omitted by him, any mistake of fact or law, or anything which he may do or refrain from doing, in connection herewith and in good faith unless caused by or arising out of his own gross negligence or willful misconduct.
          (c) The Trustee will be entitled to rely and will be protected in acting in reliance upon any instructions or directions furnished to him in writing or pursuant to any provisions of this Agreement and will be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to him and reasonably believed by him to be genuine and to have been signed and presented by the proper party or parties.
          (d) The Trustee, at the expense of the Company, may consult with legal counsel to be selected and employed by him and will be fully protected with respect to any action under this Agreement taken or suffered in good faith by the Trustee in accordance with the opinion of his counsel.
          (e) The Trustee shall possess and be entitled to the right to vote the Stock and to take part in or consent in writing or otherwise to any corporate or stockholders’ action, whether ordinary or extraordinary, all upon such terms and conditions and under such circumstances as he in his sole discretion may from time to time determine, and to do or perform any other act or thing which the holders of the common stock of the Company are now or may hereafter be entitled to do or perform. The Beneficiary acknowledges and agrees that he shall have no right, under this Agreement, any other express or implied agreement, or otherwise, to vote the Stock or to take part in or consent to any corporate or stockholders action, or to do or perform any other act or thing which the holders of the common stock of the Company are now or may hereafter become entitled to do or perform, provided that Richard M. Osborne may take any such actions in his capacity as the Trustee.
          (f) The Trustee shall serve as such without compensation. Nothing herein contained shall disqualify or incapacitate the Trustee from (i) serving the Company or any subsidiaries or affiliates thereof as an officer or director, or in any other capacity, with or without compensation, or (ii) owning or voting any common stock of the Company (or other capital stock of the Company) now owned or hereafter acquired by him in his personal capacity.
     7. THE TRUSTEE; SUCCESSOR TRUSTEES.
          (a) There shall be one Trustee of this Voting Trust. The first Trustee shall be Richard M. Osborne, and his successor shall be appointed as provided in this Section 7(a) and Section 7(b). The Trustee shall serve for the entire term of this Voting Trust in the absence of his death, resignation or incapacity to act. Upon any such death, resignation or incapacity to act, the legal guardian or personal representative of the Trustee shall appoint a successor Trustee.
          (b) The Trustee (and any successor Trustee) may resign at any time by sending a written notice of resignation to the Company. Upon such resignation, the Trustee shall appoint a successor Trustee.
     8. RETURN OF THE STOCK UPON TERMINATION.
          In the event that the Voting Trust terminates for any reason, the Trustee shall promptly return the Certificate to the Depository for cancellation, reissuance in the name of, and return to the Beneficiary, without the legend set forth in Section 3(b).
     9. MISCELLANEOUS.
          (a) The invalidity or unenforceability of any particular provision of this Agreement shall not affect the validity or enforceability of any other provisions hereof, and the scope of any such provision hereof shall be modified or reduced to such extent, and only to such extent, as is necessary to render such term or provisions valid and enforceable.
          (b) No amendment of this Agreement shall be valid unless the same is in writing and signed by the Trustee and the Beneficiary. The failure of any party at any time to insist upon strict performance of any condition, promise, agreement or understanding set forth in this Agreement shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future time.
          (c) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective estates, heirs, representatives, successors and permitted assigns.
          (d) Whenever in this Agreement a notice is to be made or given, it shall be made or given in writing and shall be deemed to have been duly made or given (i) when delivered, if sent by nationally recognized overnight courier service or otherwise against a receipt therefor, or (ii) on the first business day after mailing if mailed by express mail, and on the second business day after mailing if mailed by registered or certified mail, in all cases provided that it was sent postage prepaid. Any such notices shall be addressed to the applicable party at:

If to the Company:	John D. Oil and Gas Company
8500 Station Street, Suite 100
Mentor, OH 44060
Attention: President

If to the Trustee:	Richard M. Osborne, Trustee
8500 Station Street, Suite 113
Mentor, OH 44060

If to the Beneficiary:	Gregory J. Osborne
8470 Station Street
Mentor, OH 44060
or at such other address as such party may from time to time designate by giving a notice of such change of address to the other party in accordance with this Section.
          (e) This Agreement will be governed, construed and enforced in accordance with the internal laws of the State of Ohio, excluding any choice of law rules which may direct the application of the laws of another jurisdiction.
          (f) The headings of the Sections of this Agreement are inserted for convenience of reference only and do not constitute a part hereof.
          (g) Sections 5, 8 and 9 of this Agreement shall survive any termination of the Voting Trust.
          (h) This Agreement sets forth all of the conditions, promises, agreements and understandings between the parties hereto with respect to the subject matter hereof, and there are no conditions, promises, agreements or understandings between them with respect to the subject matter hereof other than as set forth herein.
          (i) This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned have executed this Voting Trust Agreement as of the date first set forth above.

JOHN D. OIL AND GAS COMPANY
By:	/s/ Thomas J. Smith
	Name:	Thomas J. Smith
	Title:	President

/s/ Richard M. Osborne
RICHARD M. OSBORNE, as Trustee

/s/ Gregory J. Osborne
GREGORY J. OSBORNE